Exhibit 99.1

GREEN BRICK PARTNERS, INC. REPORTS SECOND QUARTER 2016 RESULTS
Second Quarter Basic EPS of $0.14 and Basic Adjusted EPS of $0.22, up 16.7% and 83.3%;
Second Quarter Pre-Tax Income of $11.0 million, up 85.2%;
Second Quarter Revenue of $98.9 million, up 37.4%;
Backlog of $140.3 million, up 37.1%

PLANO, Texas, August 8, 2016 — Green Brick Partners, Inc. (NASDAQ: GRBK) (“we,” “Green Brick” or the “Company”), today reported results for its second quarter ended June 30, 2016.

Results for the Second Quarter Ended June 30, 2016:

•
Basic net income attributable to Green Brick per common share (“EPS”) for the three months ended June 30, 2016 was $0.14, as compared to $0.12 for the three months ended June 30, 2015. Basic adjusted net income attributable to Green Brick per common share (“Adjusted EPS”) for the three months ended June 30, 2016 was $0.22, as compared to $0.12 for the three months ended June 30, 2015. See “Reconciliation of Non-GAAP Financial Measures.”

•
For the three months ended June 30, 2016, the Company had: pre-tax income of $11.0 million, an increase of 85.2%, compared to $5.9 million for the three months ended June 30, 2015; gross profit of $23.6 million, an increase of 37.1%, compared to $17.2 million for the three months ended June 30, 2015; and revenue of $98.9 million, an increase of 37.4%, compared to $72.0 million for three months ended June 30, 2015.

•
Builder operations revenue for the three months ended June 30, 2016 was $93.7 million, an increase of 55.3%, compared to $60.4 million for the three months ended June 30, 2015. Land development revenue for the three months ended June 30, 2016 was $5.2 million compared to $11.6 million for the three months ended June 30, 2015. The decrease in land development revenue is due to an increase in lot sales to Green Brick’s builders where revenue is not recognized until the house closing.

•
The dollar value of backlog units as of June 30, 2016 was $140.3 million, an increase of 37.1% compared to June 30, 2015. The average sales price of homes in backlog increased $45,894, or 11.2%, to $457,143 for the three months ended June 30, 2016, compared to $411,249 for the three months ended June 30, 2015.

•	Homes under construction increased 26.4% to 660 as of June 30, 2016, compared to 522 as of June 30, 2015.

Results for the Six Months Ended June 30, 2016:

•
Basic EPS for the six months ended June 30, 2016 was $0.20, as compared to $0.25 for the six months ended June 30, 2015. Basic Adjusted EPS for the six months ended June 30, 2016 was $0.32, as compared to $0.25 for the six months ended June 30, 2015. See “Reconciliation of Non-GAAP Financial Measures.”

•
For the six months ended June 30, 2016, the Company had: pre-tax income of $15.5 million, an increase of 27.7%, compared to $12.1 million for the six months ended June 30, 2015; gross profit of $39.3 million, an increase of 17.5%, compared to $33.4 million for the six months ended June 30, 2015; and revenue of $168.9 million, an increase of 29.5%, compared to $130.4 million for six months ended June 30, 2015.

•
Builder operations revenue for the six months ended June 30, 2016 was $160.4 million, an increase of 45.7%, compared to $110.0 million for the six months ended June 30, 2015. Land development revenue for the six months ended June 30, 2016 was $8.5 million compared to $20.4 million for the six months ended June 30, 2015. The decrease in land development revenue is due to an increase in lot sales to Green Brick’s builders where revenue is not recognized until the house closing.

“Our strong $99 million revenue and 85% increase in pre-tax earnings in the second quarter were the result of Green Brick’s and our builders’ dedication, hard work and superior long term lot positions. Despite our record closings, our backlog still rose 9% from Q1 2016 and 37% from Q2 2015. Our financial results should continue to improve over the long term. Thank you for your support.”

Earnings Conference Call:
We will host our earnings conference call to discuss our second quarter ended June 30, 2016 at 12:00 p.m. Eastern Time on Tuesday, August 9, 2016. The call can be accessed by dialing 800-374-0137 for domestic participants or 904-685-8013 for international participants. Participants should reference conference ID code 53484482. A replay of the call will be available from approximately 3:00 p.m. Eastern Time on August 9, 2016 through 11:59 p.m. Eastern Time on August 16, 2016. To access the replay, the domestic dial-in number is 855-859-2056, the international dial-in number is 404-537-3406 and the conference ID code is 53484482.

Reclassifications:
Depreciation of model home furnishings for the three and six months ended June 30, 2015 has been reclassified from depreciation and amortization expense, which is included in other income, net in the consolidated statements of income to cost of residential units to conform to the current year presentation.

Reconciliation of Non-GAAP Financial Measures:
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

On July 1, 2015, the Company completed an underwritten public offering of 17,000,000 shares of its common stock at a price to the public of $10.00 per share and granted to the underwriters a 30-day option to purchase up to an aggregate of 841,500 additional shares of common stock to cover over-allotments (the “Equity Offering”). On July 23, 2015, the underwriters exercised the option and purchased 444,897 additional shares. Due to the effects of the Equity Offering, the weighted average shares outstanding for the three and six months ended June 30, 2015 is not indicative of the Company’s future weighted average shares outstanding.

GREEN BRICK PARTNERS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Sale of residential units	$93,732	$60,369	$160,360	$110,030
Sale of land and lots	5,204	11,618	8,534	20,409
Total revenues	98,936	71,987	168,894	130,439
Cost of residential units	71,999	46,204	123,928	82,168
Cost of land and lots	3,373	8,600	5,713	14,878
Total cost of sales	75,372	54,804	129,641	97,046
Total gross profit	23,564	17,183	39,253	33,393
Salary expense	(6,745)	(4,647)	(12,919)	(9,509)
Selling, general and administrative expense	(4,426)	(3,376)	(8,458)	(6,315)
Operating profit	12,393	9,160	17,876	17,569
Interest expense	—	—	—	(281)
Depreciation and amortization expense	(65)	(265)	(121)	(342)
Interest on direct financing leases income	—	—	—	13
Other income, net	1,320	275	1,836	606
Income before provision for income taxes	13,648	9,170	19,591	17,565
Income tax provision	4,230	2,166	5,683	4,373
Net income	9,418	7,004	13,908	13,192
Less: net income attributable to noncontrolling interests	2,675	3,216	4,071	5,386
Net income attributable to Green Brick Partners, Inc.	$6,743	$3,788	$9,837	$7,806

Net income attributable to Green Brick Partners, Inc. per common share:
Basic	$0.14	$0.12	$0.20	$0.25
Diluted	$0.14	$0.12	$0.20	$0.25
Weighted average common shares used in the calculation of net income attributable to Green Brick Partners, Inc. per common share:
Basic	48,894	31,346	48,852	31,346
Diluted	48,894	31,353	48,852	31,350

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended June 30,		Increase (Decrease)		Six Months Ended June 30,		Increase (Decrease)
New Homes Delivered and Home Sales Revenue	2016	2015	Change	%	2016	2015	Change	%
New homes delivered	212	162	50	30.9%	373	307	66	21.5%
Home sales revenue ($ in thousands)	$93,732	$60,369	$33,363	55.3%	$160,360	$110,030	$50,330	45.7%
Average sales price of home delivered	$442,132	$372,648	$69,484	18.6%	$429,920	$358,404	$71,516	20.0%

	Three Months Ended June 30,		Increase (Decrease)		Six Months Ended June 30,		Increase (Decrease)
Land and Lots Sales Revenue	2016	2015	Change	%	2016	2015	Change	%
Land and lots sold	39	113	(74)	(65.5)%	67	185	(118)	(63.8)%
Land and lots sales revenue ($ in thousands)	$5,204	$11,618	$(6,414)	(55.2)%	$8,534	$20,409	$(11,875)	(58.2)%
Average sales price of land and lots sold	$133,419	$102,817	$30,602	29.8%	$127,369	$110,319	$17,050	15.5%

	Three Months Ended June 30,		Increase (Decrease)		Six Months Ended June 30,		Increase (Decrease)
New Home Orders & Backlog	2016	2015	Change	%	2016	2015	Change	%
Net new home orders	239	169	70	41.4%	479	347	132	38.0%
Average selling communities	46	39	7	17.9%	46	37	9	24.3%
Selling communities at end of period	48	43	5	11.6%	48	43	5	11.6%
Backlog ($ in thousands)					$140,343	$102,401	$37,942	37.1%
Backlog (units)					307	249	58	23.3%
Average sales price of backlog					$457,143	$411,249	$45,894	11.2%

The following table calculates the non-GAAP measure of Adjusted EPS for the three and six months ended June 30, 2016 and June 30, 2015 and reconciles these amounts to net income attributable to Green Brick, as reported and prepared in accordance with GAAP. Adjusted EPS for the three and six months ended June 30, 2016 and June 30, 2015 means pre-tax income for the period presented divided by the weighted average number of common shares outstanding for the three and six months ended June 30, 2016. Pre-tax income represents net income attributable to Green Brick for the period excluding provision for income taxes attributable to Green Brick.

(In thousands, except per share amounts):	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Basic Adjusted EPS
Net income attributable to Green Brick —basic	$6,743	$3,788	$9,837	$7,806
Income tax provision attributable to Green Brick	$4,213	$2,127	$5,636	$4,310
Pre-tax income	$10,956	$5,915	$15,473	$12,116
Adjusted weighted-average number of shares outstanding —basic	48,894	48,894	48,852	48,852
Basic Adjusted EPS	$0.22	$0.12	$0.32	$0.25
Diluted Adjusted EPS
Net income attributable to Green Brick —diluted	$6,743	$3,788	$9,837	$7,806
Income tax provision attributable to Green Brick	$4,213	$2,127	$5,636	$4,310
Pre-tax income	$10,956	$5,915	$15,473	$12,116
Adjusted weighted-average number of shares outstanding —diluted	48,894	48,894	48,852	48,852
Diluted Adjusted EPS	$0.22	$0.12	$0.32	$0.25

The following table calculates the non-GAAP measure of Adjusted Homebuilding Gross Margin for the three and six months ended June 30, 2016 and June 30, 2015 and reconciles these amounts to homebuilding gross margin, as reported and prepared in accordance with GAAP.

(In thousands):	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Homebuilding gross margin	$21,733	$14,165	$36,432	$27,862
Add back: capitalized interest charged to cost of sales	$648	$912	$1,625	$926
Adjusted Homebuilding Gross Margin	$22,381	$15,077	$38,057	$28,788

About Green Brick Partners, Inc.:
Green Brick Partners, Inc. (NASDAQ: GRBK) is a uniquely structured company that combines residential land development and homebuilding. The Company acquires and develops land, provides land and construction financing to its controlled builders and participates in the profits of its controlled builders. The Company owns a controlling interest in four homebuilding companies in Dallas, Texas (CB JENI Homes DFW LLC, Normandy Homes (a division of CB JENI), Southgate Homes DFW LLC, and Centre Living Homes, LLC), as well as a leading homebuilder in Atlanta, Georgia (The Providence Group of Georgia, L.L.C.). The Company is engaged in all aspects of the homebuilding process, including land acquisition and the development, entitlements, design, construction, marketing and sales and the creation of brand images at its residential neighborhoods and master planned communities. For more information about Green Brick Partners, Inc.’s homebuilding partners go to www.greenbrickpartners.com/building-partners.html.

Forward-Looking and Cautionary Statements
Any statements in this press release about Green Brick’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “outlook,” “strategy,” “positioned,” “intends,” “plans,” “believes,” “projects,” “estimates” and similar expressions, as well as statements in the future tense. These statements are based on assumptions that Green Brick has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Accordingly, all such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: general economic conditions, seasonality, cyclicality and competition in the homebuilding industry; demand for real estate investments in the geographic markets in which we operate; significant inflation or deflation; labor and raw material shortages; the failure to recruit, retain and develop highly skilled and competent employees; an inability to acquire land suitable for residential homebuilding at reasonable prices; an inability to develop and sell communities successfully or within expected timeframes; risks related to regulatory approvals and government regulation; the interpretation of or changes to tax, labor and environmental laws and regulations; volatility of mortgage interest rates; the unavailability of mortgage financing; the occurrence of severe weather or natural disasters; risks related to future growth through strategic investments, joint ventures, partnerships and/or acquisitions; the inability to obtain suitable bonding for the development of housing projects; difficulty in obtaining sufficient capital; the occurrence of a major health and safety incident; poor relations with the residents of our communities; information technology failures and data security breaches; product liability claims, litigation and warranty claims; our debt and related service obligations; required accounting changes; an inability to maintain effective internal control over financial reporting; and other risks and uncertainties inherent in our business. Additional factors that could cause actual results to differ from those anticipated are discussed in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by Green Brick, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this press release, and Green Brick undertakes no obligation to update any forward-looking statement to reflect events or circumstances after such date.

Contact: Richard A. Costello
Chief Financial Officer
(469) 573-6755